Exhibit 10.8
ASSIGNMENT AND LICENSE AGREEMENT
     This Agreement (this “Agreement”) is made as of October 9, 2007, among Medtronic, Inc., a Minnesota corporation, or one or more of its Affiliates or assignees (“Medtronic”) and Kips Bay Medical, Inc., a Delaware corporation, or one or more of its Affiliates (“Kips Bay”).
WITNESSETH:
     WHEREAS, Kips Bay wishes to have Medtronic assign its interest in certain patents relating to the brushed ePTFE vascular graft (the “Brushed Graft Product”) to Kips Bay.
     WHEREAS, Kips Bay wishes to have Medtronic grant to it an exclusive license to Medtronic’s interest in certain patents relating to the external Saphenous Vein Stent vascular graft (the “Mesh Graft Product”).
     WHEREAS, as soon as commercially possible after the completion of the assignment of the Mesh Graft Patent Rights (as defined below) to Medtronic, Medtronic shall execute an Assignment of the Mesh Graft Patent Rights to Kips Bay.
     WHEREAS, Kips Bay also desires to have Medtronic grant to it a non-exclusive license to the necessary patents to allow Kips Bay to use platelet-poor plasma produced by the Magellan™ System to manufacture the Brushed Graft Products.
     WHEREAS, Kips Bay and Medtronic are parties to a Services Agreement dated as of the date hereof (the “Services Agreement”), whereby Medtronic agrees to provide services of its technical personnel to Kips Bay in order to assist Kips Bay in the transfer of such patents and related know-how to the Brushed Graft Product and the Mesh Graft Product.
     WHEREAS, Medtronic will transfer to Kips Bay certain assets in connection with the Brushed Graft Product and the Mesh Graft Product, as further set forth in this Agreement.
     WHEREAS, following the date of this Agreement, Kips Bay will use its reasonable best efforts, to develop and commercialize both the Brushed Graft Product and the Mesh Graft Product, and, subject to the provisions of this Agreement, may cease to commercialize either or both of the Brushed Graft Product and the Mesh Graft Product.
     WHEREAS, Kips Bay understands, and by signing this Agreement, expressly acknowledges that Medtronic is currently pursuing confidential discussions regarding a sale of the Magellan™ System to a third party.
     NOW THEREFORE, in consideration of the foregoing and the covenant and premises contained in this Agreement, the parties agree as follows:

ARTICLE 1
DEFINITIONS
1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
     “Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean the ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the voting power in the case of a business entity other than a corporation.
     “CE Mark Approval” means approval for the marketing of either the Brushed Graft Product or the Mesh Graft Product to allow for their full commercial distribution within the European marketplace.
     “Commercial Sale” means after either CE Mark Approval or FDA Approval of either the Brushed Graft Product or the Mesh Graft Product, all direct or indirect sales of either the Brushed Graft Product or the Mesh Graft Product by Kips Bay to any third party other than its Affiliates, Medtronic or Medtronic’s Affiliates, and other than clinical samples of either the Brushed Graft Product or the Mesh Graft Product which are provided in the ordinary course of Kips Bay’s business both before and after either CE Mark Approval or FDA Approval.
     “Confidential Information” means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the “Disclosing Party”) to the other party (the “Receiving Party”) or generated under this Agreement, excluding information which:
     (a) was already in the possession of Receiving Party prior to its receipt from the Disclosing Party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);
     (b) is or becomes part of the public domain by reason of acts not attributable to the Receiving Party;
     (c) is or becomes available to the Receiving Party from a source other than the Disclosing Party which source, to the best of Receiving Party’s knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the Disclosing Party with respect thereto;
     (d) is made available by the Disclosing Party to a third party unaffiliated with the Disclosing Party on an unrestricted basis;
     (e) has been independently developed by the Receiving Party without breach of this Agreement or use of any Confidential Information of the other party; or

     (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the Receiving Party, provided, however, that the Disclosing Party is given notice of the disclosure requirement.
     For avoidance of doubt, the parties agree that all know-how assigned to Kips Bay under this Agreement is Confidential Information of Kips Bay and shall also be deemed Confidential Information received by Medtronic from Kips Bay under the Services Agreement executed this same date. All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend “Proprietary,” “Confidential” or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty (30) days.
     “Expiration” or “Expired” means, with respect to a particular patent, the patent’s expiration, abandonment, cancellation, disclaimer, award to a third party (other than a licensor of a party or its Affiliates of a patent controlled by such party or its Affiliates) in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction (including final rejection in a re-examination or re-issue proceeding).
     “FDA” means the United States Food and Drug Administration or any successor entity thereto.
     “FDA Approval” means approval by the FDA for marketing of either the Brushed Graft Product or the Mesh Graft Product to allow for their full commercial distribution within the United States marketplace.
     “Licensed Patent Rights” means the patents necessary to allow Kips Bay to use platelet-poor plasma produced by the Magellan™ System to manufacture the Brushed Graft Product.
     “Mesh Graft Patent Rights” means the patents or patent applications set forth on Exhibit A attached hereto.
     “Net Sales” means gross sales of (i) the Brushed Graft Product, (ii) the Mesh Graft Product, or (iii) any combination of the Brushed Graft Product and the Mesh Graft Product, by Kips Bay and its Affiliates and permitted sub-licensees to third parties, less (a) any refunds (including actual amounts credited for rejects, defects and returned product), credits, and other customary customer allowances, (b) any discounts and rebates, (c) any sales, use, occupation, or excise taxes, duties or other governmental charges, (d) any freight, postage, or insurance charges, and (e) other customary adjustments.
     “Royalty-Bearing Product” means any product that, but for the licenses granted herein, would infringe in the country where such product is manufactured, used, imported, sold, or offered for sale on a Valid Claim of any Unexpired patent that is included within the Transferred Patent Rights or the Mesh Graft Patent Rights.

     “Transferred Patent Rights” means the patents or patent applications set forth on Exhibit B attached hereto.
     “Transferred Trademarks” means the trademarks set forth on Exhibit C attached hereto relating to the Brushed Graft Product or the Mesh Graft Product.
     “Unexpired” shall mean a patent that has not Expired.
     “Valid Claim” means a claim of an issued, Unexpired patent, which has not been: (i) held invalid, unpatentable or unenforceable by a final decision, which was not appealed or is unappealable, of a court of competent jurisdiction, an administrative agency having authority over patents, or (ii) admitted to be invalid, unpatentable or unenforceable by the holder by reissue, disclaimer or otherwise.
     1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
     1.3 Definitional Provisions.
     (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.
     (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.
     (c) References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.
     (d) The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.
     (e) All payments due hereunder shall be paid in U. S. currency and all references to “$” hereunder shall mean the U.S. dollars.

ARTICLE 2
ASSIGNMENT AND LICENSE
     2.1 Medtronic agrees, for good and valuable consideration, the sufficiency of which is acknowledged by the parties, to transfer and hereby transfers, sells and assigns to Kips Bay its rights in the Transferred Patent Rights and any improvements in such Transferred Patent Rights.
     2.2 Upon execution of this Agreement, Medtronic shall execute an Assignment of the Transferred Patent Rights in the form set forth in Exhibit D attached hereto. Medtronic shall, at Medtronic’s expense, for the purpose of conveying all its right, title and interest to the Transferred Patent Rights, do all necessary things and execute all necessary documents transferring the Transferred Patent Rights in accordance with the requirements of local law to Kips Bay and cause any of its employees or agents to do the same.
     2.3 As a material part of the consideration for this Agreement, Kips Bay agrees that Kips Bay is receiving the Transferred Patent Rights and the Licensed Patent Rights in “AS-IS” condition and that there is no warranty by Medtronic that the Transferred Patent Rights, the Transferred Patent Rights and the Licensed Patent Rights are fit for any particular purpose. Kips Bay acknowledges that except as provided otherwise in this Agreement, it is not relying upon any representation, statement or other assertion with respect to Transferred Patent Rights and the Licensed Patent Rights. The provisions of this section shall survive the closing of this transaction.
     2.4 License Grants to Kips Bay.
     (a) Subject to the terms and provisions hereof, Medtronic hereby grants to Kips Bay a worldwide, non-sublicensable (except as set forth in Section 2.5), non-transferable (except as set forth in Section 5.3), non-exclusive license to the Licensed Patent Rights to use platelet-poor plasma produced by the Magellan™ System to manufacture the Brushed Graft Product.
     (b) (i) except as is set forth in Section 3.2 and subject to the terms and provisions hereof, Medtronic hereby grants to Kips Bay a worldwide, non-sublicensable (except as set forth in Section 2.5), non-transferable (except as set forth in Section 5.3), irrevocable, exclusive license to the Mesh Graft Patent Rights, and (ii) as soon as commercially possible after the completion of the assignment of the Mesh Graft Patent Rights to Medtronic by the University of Cape Town, South Africa and Doctor Peter Zilla, Medtronic shall execute an Assignment of the Mesh Graft Patent Rights and any improvements in such Mesh Graft Patent Rights in the form set forth in Exhibit D attached hereto.
     (c) Medtronic is currently exploring the sale of the Magellan™ System. In such proposed divestiture of the Magellan™ System, Medtronic would use its reasonable efforts to retain patents, if any, directly related to the use of Magellan™ System-derived platelet-poor plasma for the manufacture of Brushed Graft Product technology, or secure Kips Bay a license for such patents. Medtronic would also provide Kips Bay with a non-exclusive license to use platelet-poor plasma produced by the Magellan™ System to manufacture the Brushed Graft Product technology. The terms of such non-exclusive license would be on terms no less favorable than those set forth in Exhibit E, and any costs and expenses of such non-exclusive license would be the responsibility of Kips Bay. Upon the divestiture of the Magellan™ System, however, any purchases of the Magellan™ System by Kips Bay would be on such terms as may be determined by Kips Bay and the purchaser of the Magellan™ System.
     2.5 Sublicense. Kips Bay may not sublicense any of its rights granted under Section 2.4(a), (b) or (c), except that Kips Bay may grant sublicenses to its Affiliates, and distributors and manufacturers who distribute or manufacture a Royalty Bearing Product for Kips Bay, provided that (i) Kips Bay shall cause such sublicensee to comply with all of Kips Bay’s obligations hereunder, and (ii) any such sublicense granted by Kips Bay shall terminate automatically upon the earlier of such sublicensee ceasing to be an Affiliate of Kips Bay or termination of this Agreement.
     2.6 Control of Patents.
     (a) As between the parties, Kips Bay shall have the sole and exclusive right, in Kips Bay’s absolute discretion, to exercise complete control over the Transferred Patent Rights and the Mesh Graft Patent Rights, including, but not limited to, the right to (i) prosecute or defend any alleged infringement, misappropriation, misuse or other legal claim regarding the Transferred Patent Rights and the Mesh Graft Patent Rights, and (ii) apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of any patents or patent applications included within the Transferred Patent Rights and the Mesh Graft Patent Rights. Medtronic shall cooperate with Kips Bay, including joining into an action (to the extent necessary for a cause of action to be asserted), as reasonably requested by Kips Bay to provide such information and assistance to Kips Bay in order for Kips Bay to proceed under (i) and (ii) of this Section 2.6(a).
     (b) As between the parties, Medtronic shall have the sole and exclusive right, in Medtronic’s absolute discretion, to exercise complete control over the Licensed Patent Rights, including, but not limited to, the right to (i) prosecute or defend any alleged infringement, misappropriation, misuse or other legal claim regarding the Licensed Patent Rights, and (ii) apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of any patents or patent applications included within the Licensed Patent Rights. Kips Bay shall cooperate with Medtronic as reasonably requested by Medtronic to provide such information and assistance to Medtronic in order for Medtronic to proceed under (i) and (ii) of this Section 2.6(b). If Medtronic decides to abandon any of the Licensed Patent Rights, before it does so, it shall give Kips Bay the first right to purchase such Licensed Patent Rights.
     2.7 Receipt of Assets. In order to assist Kips Bay in developing, manufacturing and marketing the Brushed Graft Product and the Mesh Graft Product, as soon as practicable after the date of this Agreement, Medtronic will execute the Bill of Sale set forth in Exhibit F, and will transfer and assign to Kips Bay the assets as set forth in Exhibit G, excluding any liabilities or third-party claims relating thereto. In consideration for such assets, Kips Bay will pay Medtronic, by wire transfer of immediately available funds, on the date hereof, $55,202.50.
     2.8 Transfer of Trademarks. On the date of this Agreement, Medtronic will execute the Trademark Transfer Assignment set forth in Exhibit H, and will transfer to Kips Bay the trademarks set forth in Exhibit H, excluding any liabilities or third-party claims relating thereto. With respect to any assigned trademarks that are intent-to-use applications where allegations of use under Sections 1(c) or 1(d) of the Lanham Act have not yet been filed, Medtronic is assigning such marks as part of the entire business or portion thereof to which the marks pertain as required by Section 10 of the Lanham Act.
     2.9 Delivery of Patent Documentation. Within five (5) business days of the execution date of this agreement, Medtronic shall deliver to Kips Bay all documentation pertaining to the Transferred Patent Rights and the Mesh Graft Patent Rights.
ARTICLE 3
TERM AND TERMINATION
     3.1 Expiration of Licenses. Unless otherwise terminated pursuant to the provisions of this Article 3, the licenses granted under Section 2.4 shall continue until such time as all patents within the Licensed Patent Rights and the Mesh Graft Patent Rights, subject to the provisions of Section 2.4(a) and (b), have Expired.
     3.2 Termination. Notwithstanding the provisions of Section 3.1 above, except as set forth in Section 5.3, any or all of the licenses granted to Kips Bay in Article 2 may be terminated and all of the Licensed Patent Rights and the Mesh Graft Patent Rights shall revert to Medtronic (i) by Medtronic by written notice to Kips Bay (which notice shall be effective upon dispatch), in the event that Kips Bay becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business, (ii) by Medtronic if Kips Bay determines to cease commercializing (other than by an assignment as provided in section 5.3) either the Brushed Graft Product or the Mesh Graft Product, then Medtronic may terminate the license to the Licensed Patent Rights or the Mesh Graft Patent Rights, as applicable, and (iii) by Kips Bay by written notice to Medtronic (which notice shall be effective upon dispatch).
ARTICLE 4
PAYMENT
     4.1 Payments by Kips Bay. In consideration for the assignment of the patents by Medtronic and the granting of the licenses by Medtronic as provided in this Agreement, Kips Bay shall make the following cash payments to Medtronic:
(a) * ($*) upon the * year anniversary after the first Commercial Sale of a Royalty Bearing Product that is a Brushed Graft Product.
(b) * ($*) upon the * year anniversary after the first Commercial Sale of a Royalty Bearing Product that is a Mesh Graft Product.
(c) * ($*) upon Kips Bay achieving cumulative aggregate Net Sales of more than * ($*) on commercialization of any Royalty Bearing Product.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(d) * ($*) upon Kips Bay achieving cumulative aggregate Net Sales of more than * ($*) on commercialization of any Royalty Bearing Product. .
     4.2 Royalty Payments. Kips Bay shall pay to Medtronic a royalty in the amount of four percent (4%) of annual Net Sales of any Royalty-Bearing Product. Such royalty payments shall cease to be paid by Kips Bay to Medtronic (i) upon the Expiration of all of the patents and patent applications included within the Transferred Patent Rights or Mesh Graft Patent Rights, or (ii) as soon as such cumulative aggregate royalty payments equal One Hundred Million Dollars ($100,000,000).
     4.3 Reports and Payments. Within sixty (60) days after the end of each of Kips Bay’s fiscal quarters, Kips Bay shall provide Medtronic with a written report, signed by an executive officer of Kips Bay indicating the amount of sales of any Royalty Bearing Products during such preceding fiscal quarter and the amount of the royalties due for such period. Such written report shall provide reasonable details relating to the calculation of annual Net Sales. Simultaneous with making such report, Kips Bay shall pay to Medtronic the amount of royalties then due. All payments due hereunder shall be paid in U. S. currency.
     4.4 Records. Kips Bay agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by Kips Bay to be determined and verified for a period of three (3) years after the delivery of any royalty report.
     4.5 Audit of Records. Upon reasonable notice and during regular business hours, Kips Bay shall from time to time, but no more frequently than once annually, make available the records referred to in Section 4.4 for audit by independent representatives selected by Medtronic and reasonably acceptable to Kips Bay at Medtronic’s expense to verify the accuracy of the reports provided to Medtronic. Any representatives conducting such audit shall execute a confidentiality agreement reasonably acceptable to both Medtronic and Kips Bay prior to conducting such audit. No claim may be asserted by Medtronic against Kips Bay for any errors unless made within six (6) months following completion of such examination or audit made pursuant to this Section 4.5. The right to audit shall extend for two (2) years from delivery of any royalty report and thereafter any royalty report shall be deemed complete and accurate. Each royalty report shall be subject to only one such examination and audit. Should Medtronic be the party benefiting from any discrepancy, it will promptly pay the amount of such discrepancy to Kips Bay; should Kips Bay be the party benefiting from any such discrepancy, Kips Bay shall offset the amount of the discrepancy against subsequent payments due to Medtronic hereunder.
     4.6 Warranty of Title. Medtronic hereby represents and warrants to Kips Bay that as of the date hereof it has the right to transfer the Transferred Patent Rights and to license the

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Licensed Patent Rights and Mesh Graft Patent Rights, and to sel the trademarks other assets set forth in Exhibit G.
ARTICLE 5
MISCELLANEOUS
     5.1 Non-Disclosure. Except as provided in the last sentence of this paragraph, each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder or under the Services Agreement) any Confidential Information of the other party obtained during the during the term of this Agreement until the expiration of three (3) years after the termination or expiration of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during the term of this Agreement and for a period of three (3) years thereafter. Nothing in this paragraph shall prevent Medtronic’s use of know-how assigned under this Agreement to Kips Bay, provided that such use is not in violation of the Services Agreement.
     5.2 Relationship of the Parties. The relationship of Kips Bay and Medtronic pursuant to this Agreement will be that of independent contractors. Neither party has, and will not, represent that it has any power, right or authority to bind or to incur any charges or expenses on behalf of the other party or in the other party’s name without the written consent of the other party. Nothing stated in this Agreement will be construed as constituting Kips Bay and Medtronic, or their Affiliates, as partners or as creating the relationships of employer/employee, franchisor/franchisee, or principal/agent between them. Neither party nor its Affiliates nor its or their employees or agents are, or will act, as employees of the other party within the meaning or application of any unemployment insurance laws, social security laws, workers’ compensation or industrial accident laws, social security laws, workers’ compensation or industrial accident laws, or under any other laws or regulations which may impute any obligations or liability to the other by reason of an employment relationship.
     5.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of Kips Bay herein may be sold or assigned, in whole or in part, with written notice to Medtronic, and (ii) the rights and obligations of Medtronic herein may not be assigned except to an Affiliate or any person who succeeds to all or a substantial portion of Medtronic’s business to which this Agreement relates. Any attempted assignment of this Agreement in violation of this Section 5.3 shall be null and void.
     5.4 Entire Agreement. This Agreement, along with the Services Agreement, represent the entire agreements of the parties with respect to the subject matter of such agreements and supersede all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of such agreements.

     5.5 Governing Law. This Agreement will be construed and interpreted under and in accordance with the substantive laws of the State of Minnesota, without regard to conflicts of law principles. Any action or proceeding arising under or relating to this Agreement will be brought only in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court, for the Federal courts of Minnesota, and each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
     5.6 Amendment, Waiver, Discharge, etc. This Agreement may not be amended, released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     5.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
     5.8 Titles and headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.
     5.9 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     5.10 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:
if to Medtronic, to:
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604
Attention: President, CardioVascular

with separate copies thereof addressed to

Attention: General Counsel
Telecopier No.: (763) 572-5459
and
Attention: Vice President, Corporate Development
Telecopier No.: (763) 505-2542
if to Kips Bay to:
Kips Bay Medical, Inc.
3405 Annapolis Lane
Minneapolis, MN 55447
Attention: Manuel A. Villafana
with copies to:
Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402
Attention: Michael A. Lindsay
Fredrikson & Byron, P.A.
200 South Sixth Street
Minneapolis, MN 55402
Attention: Thomas R. King
For purposes of this Section 5.10, any notice sent to Mr. King at Fredrikson & Byron, P.A., will be for informational purposes only. Mr. King does not represent Kips Bay in connection with this Agreement or the transactions contemplated hereby.
Kips Bay or Medtronic may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail).
     5.11 Severability. In the event that any provision contained herein is held to be invalid or unenforceable, all other provisions of this Agreement will be deemed severable and will remain enforceable to the full extent permitted by law.
     5.12 Compliance with Law. The parties shall comply with all applicable international, national, state, regional, and local laws and regulations, including applicable import and export control laws, in exercising their rights and performing their duties under this Agreement.

     5.13 Public Announcements. Neither party shall publicly disclose the terms of this Agreement without the prior written consent of the non-disclosing party unless required by law. Copies of press releases or similar written communications containing a party’s name shall be provided to that party prior to release and shall not be released without such party’s prior written consent, such consent not to be unreasonably withheld.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate to each.

KIPS BAY MEDICAL, INC.
By:	/s/ Manny Villafaña
Its: Chairman & CEO

MEDTRONIC, INC.
By:	/s/ Robert S. White
Its: Vice President, Corp Dev’t

EXHIBIT A
Mesh Graft Patent Rights

Docket No.	Country	Status	Application No.	Date
P0010899.00	United States	Inactive	60/466,226	04/28/03
P0010899.00	United States	Filed	10/834,360	04/28/04
P0010899.01	Patent Coop. Treaty	Inactive	US04/012973	04/28/04
P0010899.02	United States	Filed	10/987,313	11/12/04
P0010899.03	Patent Coop. Treaty	Inactive	US04/037827	11/12/04
P0010899.04	Canada	Filed	2,523,812	04/28/04
P0010899.05	Japan	Filed	513369/06	04/28/04
P0010899.06	European Pat. Conv.	Filed	4760409.5	04/28/04
P0010899.07	South Africa	Filed	2005/08920	04/28/04
P0010899.09	United States	Filed	11/797,648	05/04/07
P0010899.10	European Pat. Conv.	Filed	4810845	11/12/04
P0010115.00	United States	Inactive	10/201,498	07/23/02
P0010115.00	United States	Inactive	60/308,471	07/27/01
P0010115.01	Patent Coop. Treaty	Inactive	US02/23383	07/23/02
P0010115.02	European Pat. Conv.	Filed	2752537.7	07/23/02

EXHIBIT B
Transferred Patent Rights

Docket No.	Country	Status	Application No.	Date
P0011467.00	United States	Inactive	10/654,583	09/03/03
P0011467.01	United States	Filed	10/656,855	09/04/03
P0011467.02	Patent Coop. Treaty	Filed	US04/028925	09/02/04
P0011467.03	European Pat. Conv.	Filed	4783239.9	09/02/04
P0011467.04	Canada	Filed	2,537,781	09/02/04
P0011467.05	Japan	Filed	525495/06	09/02/04
P0011467.06	United States	Filed	11/402,509	04/12/06
P0011467.07	Hong Kong	Filed	60105418.7	05/09/06
P0020805.00	United Stated	Filed	11/071,597	03/02/05
P0020805.01	United States	Filed	11/367,006	03/02/06
P0020805.02	Patent Coop. Treaty	Filed	US06/007479	03/02/06
P0020805.03	United States	Filed	11/515,344	07/23/02

EXHIBIT C
Transferred Trademarks
eSVS™
bePTFE™
ACCSS™

EXHIBIT D
Assignment
     Whereas, Medtronic, Inc., a Minnesota corporation, having its principal place of business at 710 Medtronic Parkway, NE, Minneapolis, MN 55432 (hereinafter “Assignor”), holds certain rights in the United States and foreign patents and patent applications identified on the attached Schedule 1; and
     Whereas, Kips Bay Medical, Inc., a Delaware corporation, having its principal place of business at 3405 Annapolis Lane, Suite 200, Minneapolis, MN 55447 (hereinafter “Assignee”), desires to acquire the entire right, title and interest in and to the United States and foreign patents and patent applications identified on the attached Exhibit A and in and to the inventions described and claimed therein (hereinafter the “Patents”);
     Whereas, Assignor agrees to assign the Patents to Assignee;
     In exchange for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby irrevocably assigns to Assignee, and its successors and assigns:
(1)	The entire right, title and interest to the Patents; and

(2)	The right to apply for patents in foreign countries in its own name and to claim any priority rights to which such foreign applications are entitled under international conventions, treaties or otherwise; and

(3)	The right to enforce patent rights to such Patents, as fully and entirely as the same would have been held and enjoyed by the Assignor if this assignment had not been made; together with all claims by Assignor for damages by reason of past infringement or for provisional rights and including the right to sue for, and collect the same for its own use and benefit, and for the use and benefit of its successors, assigns, and other legal representatives.
     Assignor agrees that all Patents shall belong exclusively to Assignee, with Assignee having the right to obtain and to hold in its own name such patents, or such other perfection, registration, certification, or protection as may be obtained or applicable to the subject matter, and any extensions and renewals thereof.
     Assignor hereby authorizes and requests the Commissioner of Patents to issue to Assignee any patents that may be granted in accordance with this Assignment.
     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. The signatures from each counterpart may be combined with a copy of the Agreement to constitute the entire Agreement.

MEDTRONIC, INC.
Date:	By:
Name:
Title:

     On this       day of                          , 2007, before me, a notary public in and for said county, appeared                                               of Medtronic, Inc., the person who signed this instrument, who acknowledged that he or she signed it as a free act on behalf of said company with authority to do so.

Schedule 1

EXHIBIT E
Form of License
LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (“Agreement”), is made and entered into as of September_____, 2007 (“Effective Date”) by and between Medtronic, Inc., a Minnesota corporation (“Medtronic”), and [Newco], a Delaware corporation (“[Newco]”). Medtronic and [Newco] are the “parties.”
RECITALS
     WHEREAS, Medtronic and [Newco] have entered into a certain Asset Purchase Agreement wherein [Newco] purchased certain assets relating to Medtronic’s Magellan™ System (the “APA”);
     WHEREAS, the assets purchased by [Newco] under the APA included certain intellectual property; and
     WHEREAS, as provided for in the APA, [Newco] desires to grant, and Medtronic desires to be granted, a license to the intellectual property purchased by [Newco] under the APA, on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto each agree to the terms and conditions in this Agreement intending to be legally bound by them.
ARTICLE 1
DEFINITIONS
     1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
     “Affiliate” has the meaning set forth in the APA.
     “Agreement” means this Agreement and all Exhibits and attachments hereto.
     “Assigned Intellectual Property” has the meaning set forth in the APA.
     “Field” means the field of vascular grafts.

     1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
     1.3 Definitional Provisions.
     (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.
     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
     Unless the context requires otherwise, references herein (i) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (ii) to a statute, ordinance or regulation mean such statute, ordinance or regulation as amended from time to time and includes any successor thereto.
     (c) References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.
     (d) The term “person” means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.
     The terms “including” and “includes” are not limited and have the meanings “including, without limitation” or “includes, without limitation.”
ARTICLE 2
LICENSE GRANT
     2.1 Grant of License in Field of Use. Subject to the terms and conditions of this Agreement, [Newco] hereby grants to Medtronic and its Affiliates a worldwide, non-exclusive, royalty-free, paid-up, perpetual, irrevocable, fully sublicensable license to the Assigned Intellectual Property to make, have made, use, import, sell, offer to sell and have sold products in the Field.
     2.2 Sublicensing. Medtronic shall have the unrestricted right to sublicense its rights under this Agreement to any third party.
ARTICLE 3

INTELLECTUAL PROPERTY RIGHTS
     3.1 Right to Grant the License. [Newco] hereby represents and warrants to Medtronic that as of the date hereof it has the right to grant the license to Medtronic under Section 2.1.
     3.2 Preservation of License in Bankruptcy.
     (a) If either party should file a petition under bankruptcy laws, or if any involuntary petition shall be filed against such party, Medtronic shall be protected in the continued enjoyment of its rights as licensee hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. [Newco] shall give Medtronic reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws.
     (b) The Assigned Intellectual Property as well as the license granted herein shall be deemed to be “intellectual property” as that term is defined in 11 U.S.C. Section 101(56) or any successor provision.
ARTICLE 4
MISCELLANEOUS
     4.1 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     4.2 Complete Agreement. This Agreement, along with the APA, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.
     4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to the choice of law principles thereof.
     4.4 Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.
     4.5 Titles and headings; Construction. The titles and headings to Sections and Articles herein are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.
     4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     4.7 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.
     4.8 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     The parties hereto have caused this License Agreement to be duly executed by their duly authorized representatives as of the date indicated.

MEDTRONIC, INC.		[NEWCO]

By:		By:

	Its		Its

EXHIBIT F
Bill of Sale
     KNOW ALL MEN BY THESE PRESENTS, THAT: (i) this Bill of Sale is being delivered to document the transfer of certain assets pursuant to that certain Assignment and License Agreement, dated as of ___, 2007 (the “Assignment Agreement”), by and among Medtronic, Inc., a Minnesota corporation (“Seller”) and Kips Bay Medical, Inc., a Delaware corporation (the “Buyer”); and (ii) for good and valuable consideration, the receipt of which is hereby acknowledged, Seller hereby grants, bargains, sells, conveys, transfers, assigns and delivers unto Buyer all of Seller’s right, title and interest in and to certain assets, as set forth in the Assignment Agreement.
     To have and to hold the same unto Buyer, its successors and assigns forever.
     IN WITNESS WHEREOF, this Bill of Sale has been duly signed by the Seller as of the ___ day of ___, 2007.

MEDTRONIC, INC.

By:
Its

EXHIBIT G
Listing of Assets
Compliance Tester
Knitter
Centrifuges and Rotors
Axial Centrifuge-parts
Axial Centrifuge-labor
Custom Brushing System
Copies of pages relating to the Brushed Graft Products or the Mesh Graft Products in all lab books, and other documentation relating to the Brushed Graft Products or the Mesh Graft Products
All know-how relating to Brushed Graft Products or Mesh Graft Products

EXHIBIT H
Trademark Transfer Agreement
This Trademark Transfer Agreement (“Transfer Agreement”) is made by and between Medtronic, Inc., a Minnesota corporation with a principal place of business at 710 Medtronic Parkway, Minneapolis, MN 55432 (“Medtronic”) and Kips Bay Medical, Inc., a Delaware corporation with a principal place of business at 3405 Annapolis Lane, Minneapolis, MN 55447 (“Kips Bay”).
     WHEREAS, Medtronic is the owner of the trademarks and corresponding registrations and applications attached as Schedule A hereto (collectively the “Marks”);
     WHEREAS, Kips Bay wishes to acquire ownership of Marks and of ; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Medtronic hereby assigns to Kips Bay all right, title and interest in and to the Marks for the United States and throughout the world, together with the business and goodwill of the business associated therewith.
     This Transfer Agreement includes all rights in the nature of trademark, service mark, and trade name rights, as well as the right to sue for past infringement of such rights by any third party.
     Medtronic agrees to execute any additional documents presented to Medtronic by Kips Bay and to perform any other acts at Kips Bay’s expense which are or may be reasonably necessary to evidence or perfect the assignment, including those reasonably necessary to effectuate the recordation of the assignment.

MEDTRONIC, INC.

By:

Its

STATE OF MINNESOTA	)
) ss.
COUNTY OF ANOKA	)
     On this ___ day of                     , 2007, before me appeared                                           to me known to be the same person described in and who executed the foregoing instrument, and acknowledged that she executed the same as a free act and deed with authority to do so.

Notary Public

Schedule A
Trademarks and Corresponding Registrations/Applications